Exhibit 10.1

FUNDING AGREEMENT

This FUNDING AGREEMENT dated as of February 7, 2025 (this “Agreement”), is entered into by and between AgEagle Aerial Systems, Inc. (“Company”), and Alpha Capital Anstalt (the “Holder” and together with the Company each a “Party” and collectively as the “Parties”).

W I T N E SS E T H :

WHEREAS, pursuant to that certain Securities Purchase Agreement dated June 26, 2022 (the “SPA”), the Company issued to Holders shares of Series F 5% Convertible Preferred Stock (“Series F Preferred Stock”) described in the Certificate of Designation of Preferences, Rights and Limitations of Series F 5% Convertible Preferred Stock (“Series F CoD”). Pursuant to Section 2.4 of the SPA, as amended, the Holder has the right acquire additional shares of Series F Preferred Stock (the “AIR”).

NOW, THEREFORE, in consideration of the agreements of the Parties set forth herein, and other good and valuable consideration the receipt and legal adequacy of which are hereby acknowledged by the Company and the Holder, it is hereby agreed as follows:

1. Subject to the terms of this Agreement, the Holder will execute and deliver to the Company the AIR exercise annexed hereto as Exhibit A.

2. The Company shall use its best efforts to register 5,500,000 shares of its common stock, as further set forth on Schedule B, in a form S-3 if permitted, otherwise in a form S-1, registration statement and use its best efforts have such registration statement declared effective as soon as practicable. In order to enable additional financings of the Company, the parties agree to negotiate in good faith to extend this agreement and file additional registration statements to register additional shares of Common Stock underlying the Series F Preferred issuable pursuant to future exercises of the AIR prior to such exercises of the AIR.

3. Subject to an effective registration statement covering resale of the underlying common stock and customary equity conditions, Holder and the Company will use their best efforts to reach an agreement for the Holder to provide the Company with quarterly financing via the exercise of AIRs or warrants previously issued by the Company to the Holder for up to twelve (12) months after the execution of this Agreement, with such financing occurring at least ten (10) days prior to the end of each calendar quarter. In order to facilitate such future financing, the period during which the AIR may be exercised is hereby extended to June 1, 2026.

4. Within one (1) Business Days after execution of this Agreement, the Company shall file a form 8-K with the Securities and Exchange Commission, disclosing this Agreement, which shall be an exhibit to such filing. The form 8-K shall be provided to Holder for review and comment prior to filing.

5. Except as expressly amended hereby, each of the Holder’s securities, shall remain in full force and effect in accordance with their respective terms and provisions.

6. This Agreement shall be governed by the Sections 5.3 – 5.12 and 5.20 – 5.22 of the SPA.

7. This Agreement shall be deemed to have been drafted jointly by the Parties and therefore any rule of law that stands for the proposition that ambiguities contained within an agreement are to be construed against the drafter thereof is inapplicable.

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IN WITNESS WHEREOF, each of the undersigned Parties has duly executed this Funding Agreement as of the date first written above.

COMPANY		HOLDER

AgEagle Aerial Systems, Inc.		Alpha Capital Anstalt

/s/ William Irby		/s/ Nicola Feurstein
By:	William Irby	By:	Nicola Feurstein
Its:	Chief Executive Officer	Its:	Chief Executive Officer

February 7, 2025

William Irby

Chief Executive Officer

AgEagle Aerial Systems, Inc.

Re: Additional Investment Right

Dear William:

Reference is hereby made to that certain Securities Purchase Agreement, dated as of June 26, 2022 (as amended or supplemented from time to time, the “Purchase Agreement”), by and among AgEagle Aerial Systems Inc., a Nevada corporation (the “Company” or “you”) and Alpha Capital Anstalt, as the purchaser (“Alpha” or “we”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

Pursuant to Section 2.4 of the Purchase Agreement, this letter shall serve as notice by Alpha to the Company to purchase an additional $1,000,000 of Preferred Stock (1,000 shares) and Warrants. With your permission, we expect to close on February 10, 2025, based on the average of the prior 3 days VWAPs for February 4, 2025, February 5, 2025, and February 6, 2025, the effective Conversion Price of the Preferred Stock shall be $2.2203, and the Exercise Price of the new Warrants shall be $2.2203. The number of Conversion Shares per $1,000 Stated Value per share of Preferred Stock shall be 450.390 (450,390 Conversion Shares in the aggregate) and the number of new Warrants shall be 450.390 per share of Preferred Stock or 450,390 new Warrants in the aggregate.

Sincerely,

Alpha Capital Anstalt

By:	/s/ Nicola Feuerstein
Nicola Feuerstein, Chief Executive Officer

SCHEDULE B TO FUNDING AGREEMENT

Shares to be included in the Registration Statement described in Paragraph 2 of the Funding Agreement shall be included in the following order:

First: Common Shares issuable upon conversion of the Series F Preferred issued in connection with the $1,000,000 AIR exercise submitted pursuant to Section 1 of the Funding Agreement.

Second: Common Shares issuable upon conversion of the Series F Preferred issued in connection with the $750,000 AIR exercise submitted December 16, 2024.

Third: Common Shares issuable upon conversion of Series F Preferred issuable in connection with future AIR exercises.